Exhibit 99.1

FORESTAR REPORTS FISCAL 2021 SECOND QUARTER EARNINGS OF $0.59 PER DILUTED SHARE
ARLINGTON, Texas (Business Wire) - April 20, 2021
Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for its second quarter ended March 31, 2021. Net income attributable to Forestar for the second quarter of fiscal 2021 increased 196% to $28.4 million, or $0.59 per diluted share, compared to $9.6 million, or $0.20 per diluted share, in the same quarter of fiscal 2020. Revenues for the second quarter of fiscal 2021 increased 80% to $287.1 million from $159.1 million in the same quarter of fiscal 2020. Residential lots sold in the quarter increased 84% to 3,588 lots compared to 1,951 lots in the same quarter of fiscal 2020.

Net income attributable to Forestar for the six months ended March 31, 2021 increased 91% to $50.4 million, or $1.04 per diluted share, compared to $26.4 million, or $0.55 per diluted share, in the same period of fiscal 2020. Revenues for the six months ended March 31, 2021 increased 46% to $594.2 million from $406.4 million in the same period of fiscal 2020. Residential lots sold in the first six months of fiscal 2021 increased 64% to 7,155 lots compared to 4,373 lots in the same period of fiscal 2020.

The Company's lot position at March 31, 2021 increased 62% from March 31, 2020 to 84,500 lots, of which 58,700 were owned and 25,800 were controlled through land and lot purchase contracts. Of the Company's owned lot position, 37,100 lots, or 63%, were under contract to sell or subject to a right of first offer to D.R. Horton, Inc. ("D.R. Horton") at March 31, 2021. Lots owned at March 31, 2021 included 4,800 that are fully developed, of which approximately 1,000 are related to lot banking. At March 31, 2021, the Company had 700 lots under contract to sell to builders other than D.R. Horton, and during the quarter ended March 31, 2021, Forestar sold 230 lots to builders other than D.R. Horton, up from 45 lots in the prior year quarter. During the six months ended March 31, 2021, Forestar sold 408 lots to builders other than D.R. Horton, up from 77 lots in the prior year period.

During the quarter ended March 31, 2021, the Company issued 1.0 million shares of common stock under its at-the-market equity offering program for proceeds of $23.3 million, net of commissions and other issuance costs.

The Company ended the second quarter with $167.2 million of unrestricted cash and $334.0 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $501.2 million. Debt at March 31, 2021 totaled $654.6 million, and the Company's net debt to total capital ratio was 34.1%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

On April 7, 2021, the Company priced $400 million principal amount of 3.85% senior notes that will mature on May 15, 2026. The senior notes offering is expected to close on April 21, 2021. A portion of the proceeds from the offering will be used to redeem the $350 million principal amount of 8.0% senior notes due April 15, 2024 in full, and the remainder of the proceeds will be used for general corporate purposes. After the Company redeems its 8.0% senior notes, the Company expects to recognize a loss on extinguishment of debt of $18.1 million in the third quarter of fiscal 2021, which represents the call premium and write-off of unamortized debt issuance costs related to the notes. Also, in April 2021, the Company's senior unsecured revolving credit facility was amended to extend its maturity date from October 2022 to April 2025 and to increase the facility size to $410 million with an uncommitted accordion feature that could increase the size of the facility to $600 million, subject to certain conditions and availability of additional bank commitments.

Donald J. Tomnitz, Chairman of the Board, said, "The Forestar team delivered a strong second quarter, with 3,588 lots sold and $287.1 million in revenue. Housing market conditions remain favorable across the country, and we now expect to deliver between 14,500 and 15,000 lots in fiscal 2021 as we continue to consolidate market share in the fragmented and under-capitalized U.S. lot development industry.

“Forestar's return-focused business model is centered on our high inventory turnover, lower risk lot manufacturing strategy. We are well positioned to execute our growth plan due to our low net leverage and strong liquidity, our low overhead model and our strategic relationship with D.R. Horton, the nation’s largest homebuilder. With 84,500 lots owned and controlled at March 31, 2021, we expect continued robust growth and increasing profitability and returns in the coming years."

COVID-19
During March 2020, the impacts of the COVID-19 pandemic (C-19) and the related widespread reductions in economic activity began to temporarily affect the Company’s business operations and the demand for its residential lots. However, residential construction is designated an essential business as part of critical infrastructure in almost all municipalities across the U.S. where Forestar operates. The Company implemented operational protocols to comply with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines of the Centers for Disease Control and Prevention and other public health authorities.

The Company believes it is well positioned to effectively operate through changing economic conditions due to its low net leverage and strong liquidity, low overhead model and strategic relationship with D.R. Horton.

Conference Call and Webcast Details
The Company will host a conference call today (Tuesday, April 20) at 5:00 p.m. Eastern Time. The dial-in number is 877-407-9205, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 54 markets and 22 states and delivered 13,155 residential lots during the twelve-month period ended March 31, 2021. The Company is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that the senior notes offering is expected to close on April 21, 2021; a portion of the proceeds will be used to redeem the $350 million principal amount of 8.0% senior notes due April 15, 2024 in full, and the remainder of the proceeds will be used for general corporate purposes; and after the Company redeems its 8.0% senior notes, the Company expects to recognize a loss on extinguishment of debt of $18.1 million in the third quarter of fiscal 2021, which represents the call premium and write-off of unamortized debt issuance costs related to the notes. The forward-looking statements also include that we now expect to deliver between 14,500 and 15,000 lots in fiscal 2021 as we continue to consolidate market share in the fragmented and under-capitalized U.S. lot development industry; we are well positioned to execute our growth plan due to our low net leverage and strong liquidity, our low overhead model and our strategic relationship with D.R. Horton, the nation’s largest homebuilder; with 84,500 lots owned and controlled at March 31, 2021, we expect continued robust growth and increasing profitability and returns in the coming years; and all commentary in the C-19 section.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton's controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of C-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; competitive conditions in our industry; changes in our business strategy and our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar's annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

Contact
Investor Relations:
Jessica Hansen, 817-390-8195
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2021	September 30, 2020
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$167.2	$394.3
Real estate	1,698.6	1,309.7
Investment in unconsolidated ventures	0.9	3.6
Income taxes receivable	—	6.3
Property and equipment, net	2.0	1.1
Other assets	30.2	24.9
Total assets	$1,898.9	$1,739.9
LIABILITIES
Accounts payable	$39.8	$29.2
Earnest money on sales contracts	140.2	98.3
Deferred tax liability, net	7.4	5.7
Accrued expenses and other liabilities	112.4	93.8
Debt	654.6	641.1
Total liabilities	954.4	868.1
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,124,801 and 48,061,921 shares issued and outstanding at March 31, 2021 and September 30, 2020, respectively	49.1	48.1
Additional paid-in capital	625.3	603.9
Retained earnings	269.3	218.9
Stockholders' equity	943.7	870.9
Noncontrolling interests	0.8	0.9
Total equity	944.5	871.8
Total liabilities and equity	$1,898.9	$1,739.9

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
	(In millions, except per share amounts)
Revenues	$287.1	$159.1	$594.2	$406.4
Cost of sales	233.8	136.6	496.7	353.2
Selling, general and administrative expense	16.3	11.2	31.8	21.7
Equity in earnings of unconsolidated ventures	(0.1)	(0.3)	(0.3)	(0.8)
Gain on sale of assets	—	(0.3)	—	(0.1)
Interest and other income	(0.5)	(1.8)	(0.8)	(3.4)
Income before income taxes	37.6	13.7	66.8	35.8
Income tax expense	9.2	3.3	16.3	8.7
Net income	28.4	10.4	50.5	27.1
Net income attributable to noncontrolling interests	—	0.8	0.1	0.7
Net income attributable to Forestar Group Inc.	$28.4	$9.6	$50.4	$26.4

Basic net income per common share attributable to Forestar Group Inc.	$0.59	$0.20	$1.04	$0.55
Weighted average number of common shares	48.4	48.0	48.3	48.0

Diluted net income per common share attributable to Forestar Group Inc.	$0.59	$0.20	$1.04	$0.55
Adjusted weighted average number of common shares	48.5	48.1	48.4	48.1

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position
(Unaudited)

REVENUES
	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
	(In millions)
Residential lot sales:
Development projects	$251.1	$98.6	$522.2	$216.2
Lot banking projects	29.3	57.0	64.9	157.9
(Increase) decrease in contract liabilities	(0.2)	0.8	—	(0.6)
	280.2	156.4	587.1	373.5
Tract sales and other	6.9	2.7	7.1	32.9
	$287.1	$159.1	$594.2	$406.4

RESIDENTIAL LOTS SOLD
	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Development projects	3,174	1,272	6,276	2,678
Lot banking projects	414	679	879	1,695
	3,588	1,951	7,155	4,373

Average sales price per lot (1)	$78,100	$79,700	$82,100	$85,600

LOT POSITION
	March 31, 2021		September 30, 2020
Lots owned	58,700	(2)	42,400	(3)
Lots controlled under land and lot purchase contracts	25,800		18,100
Total lots owned and controlled	84,500		60,500
____________
(1)Excludes any impact from change in contract liabilities.
(2)Lots owned at March 31, 2021 included approximately 20,400 under contract to sell to D.R. Horton and 16,700 of which D.R. Horton had a right of first offer to purchase.
(3)Lots owned at September 30, 2020 included approximately 14,000 under contract to sell to D.R. Horton and 16,400 of which D.R. Horton had a right of first offer to purchase.